Exhibit 99
COMMUNITY BANK OF DEARBORN
TO BE RENAMED FIDELITY BANK.
     DEARBORN, Michigan, April 26, 2007 ... Dearborn Bancorp, Inc. (Nasdaq: DEAR), announced today that its subsidiary, Community Bank of Dearborn, will be renamed Fidelity Bank as of April 30, 2007. Dearborn Bancorp obtained the rights to the Fidelity Bank name when it acquired Fidelity Financial Corporation of Michigan earlier this year. The seven former Fidelity Bank offices in Oakland County have continued to operate under the Fidelity Bank name since the transaction closed on January 4, 2007.
     April 30, 2007, was chosen as the date of the name change because, on that date, the Bank will open its twentieth banking office at 23 Mile Road and Van Dyke in Shelby Township. It is also the date when the conversion of the old Fidelity Bank’s data processing system to Dearborn Bancorp’s system will be completed.
     Community Bank of Dearborn customers may continue to use their current supply of checks and other bank forms as long as they last. When new checks and deposit slips are ordered, they will carry the Fidelity Bank name. Various signages at the Bank’s offices will be updated over the next 45 days.
     Michael J. Ross, President and Chief Executive Officer of both the Holding Company and the Bank, announced the change of the Bank’s name and explained, “We have felt for some time that we had outgrown the Community Bank of Dearborn name. It has served us well for our first 13 years but it no longer describes the institution that we have become.
     “To many business owners and consumers, the “community” name suggests a smaller bank with fewer services and limited lending capacity. We are now a $1+ billion bank with the capability of satisfying the financial services needs of all but the very largest corporate customers. We are still a community-based organization in the sense that our senior officers and key decision makers are readily accessible as they all live and work in this area. However, we do not want our customers and prospects to think we have fewer capabilities than we actually have.”
     Ross went on to say, “In addition, there are at least 15 banks and about 60 credit unions in Michigan with the word, “community” in their names. They are considerably smaller than we are and it is not wise to risk that the limitations of these other institutions might be attributed to us.”
     Dearborn Bancorp, Inc., is a registered bank holding company. Its sole subsidiary is Community Bank of Dearborn, which will become Fidelity Bank on April 30. The Bank operates 20 offices in Wayne, Oakland, Macomb and Washtenaw Counties in the State of Michigan. Its common shares trade on the Nasdaq Global Market under the symbol DEAR.
     Contact: Michael J. Ross, President & CEO or Jeffrey L. Karafa, CFO at (313) 565-5700.